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                                 EXHIBIT 99.2

                        DESCRIPTION OF CAPITAL STOCK OF
                      UB&T FINANCIAL SERVICES CORPORATION

     The following information concerning the Company's capital stock summarizes certain provisions of the Company's Articles of Incorporation and Bylaws and certain statutes regulating the rights of holders of Company capital stock. The information does not purport to be a complete description of such matters and is qualified in all respects by the provisions of the Company's Articles of Incorporation and Bylaws and the corporate laws of the State of Georgia.

     GENERALLY. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue a maximum of 10,000,000 shares of $5.00 par value common stock. As of September 1, 1998, 451,105 shares were issued and outstanding.

     DIVIDEND RIGHTS. The Board of Directors of the Company is empowered to pay such dividends at such time as they may deem appropriate out of funds legally available for the payment of dividends. Shareholders should, however, be aware that the only current source of funds with which the Company could pay dividends would be from amounts received as dividends from the Company's wholly owned subsidiary, United Bank & Trust Company.

     VOTING RIGHTS. The holders of Common Stock are entitled to one vote for each share of Common Stock held. The holders of the Common Stock are not entitled to cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of the Common Stock voting in the election of directors (subject to the voting rights of any preferred shares then outstanding) can elect all of the directors then standing for election if they choose to do so and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors are not able to elect any person or persons to the Board.

     PREEMPTIVE RIGHTS. The holders of Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock or any other securities that may be issued by the Company.

     ASSESSMENT AND REDEMPTION. The shares of Common Stock presently outstanding are fully paid and nonassessable. There is no provision for redemption or conversion of Common Stock.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) will be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders after the satisfaction of all liabilities or after adequate provision is made therefor and

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after distribution to holders of any class of stock having preference over the
Common Stock in liquidation.

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